SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                                (Amendment No. 1)



                               KeySpan Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    49337W10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)
       [X]   Rule 13d-1(c)
       [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 49337W10                     13G                     Page 2 of 5 Pages

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cater Allen International Limited

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                       (b) [X]

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom

                           5    SOLE VOTING POWER

                                0
        NUMBER OF
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                Not Applicable
          EACH
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0

                           8    SHARED DISPOSITIVE POWER

                                Not Applicable

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0

12    TYPE OF REPORTING PERSON

      CO

Item 1 (a).   Name of Issuer:
              KeySpan Corporation

Item 1 (b).   Address of Issuer's Principal Executive Offices:
              KeySpan
              One MetroTech Center
              Brooklyn, NY 11201-3850

Item 2 (a).   Name of Persons Filing:
              Cater Allen International Limited

Item 2 (b).   Address of Principal Business Office:
              1 Triton Square
              London NW1 3DU
              United Kingdom

Item 2 (c).   Citizenship:
              U.K.

Item 2 (d).   Title of Class of Securities:
              Common Stock

Item 2 (e).   CUSIP Number:
              49337W10


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

      (a)     [ ]   Broker or Dealer registered under Section 15 of the Act
                    (15 U.S.C. 78o)

      (b)     [ ]   Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C. 78c)

      (c)     [ ]   Insurance Company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c)

      (d)     [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act (15 (U.S.C. 80a-8)

      (e)     [ ]   Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state

      (f)     [ ]   Employee Benefit Plan or Endowment Fund in accordance
                    with Section 240.13d-1(b)(1)(ii)(F)

      (g)     [ ]   Parent Holding Company or Control Person in accordance
                    with Section 240.13d-1(b)(ii)(G)

      (h)     [ ]   Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813)

      (i)     [ ]   Church Plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3)

      (j)     [ ]   Group in accordance with Section 240.13d-1(b)(1)(ii)(J)


Item 4.       Ownership

      (a)     Amount Beneficially Owned:
              0

      (b)     Percent of Class:
              0

      (c)     Number of shares as to which such person has:
                   (i)  Sole power to vote or to direct the vote:
                        0
                  (ii)  Shared power to vote or to direct the vote:
                        Not applicable
                 (iii)  Sole power to dispose or to direct the disposition of:
                        0
                  (iv)  Shared power to direct the disposition of:
                        Not Applicable

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable

Item 9.       Notice of Dissolution of Group.

              Not Applicable

Item 10.      Certifications.

              Not applicable.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 12, 2002
                                 -------------------------------------
                                                (Date)

                                          /s/ Tony S. Hibbitt
                                 -------------------------------------
                                              (Signature)

                                       Tony S. Hibbitt/Director
                                 -------------------------------------
                                             (Name/Title)

                                        /s/ Philip E H Hindley
                                 -------------------------------------
                                              (Signature)

                                 Philip E H Hindley/Head of Compliance
                                 -------------------------------------
                                             (Name/Title)